SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CERUS CORPORATION

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CERUS CORPORATION

2411 Stanwell Dr.

Concord, CA 94520

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2010

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Stockholders of Cerus Corporation, a Delaware corporation (the “Company”) will be held on Wednesday, June 2, 2010 at 9:00 a.m. local time at our principal executive offices, located at 2411 Stanwell Drive, Concord, California 94520 for the following purposes:

1.	To elect the two nominees for directors named herein to the Board of Directors of the Company (the “Board”) to hold office until the 2013 Annual Meeting of Stockholders.

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 shares to 112,500,000 shares.

3.	To ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

4.	To conduct any other business properly brought before the annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 5, 2010. Only stockholders of record at the close of business on that date may vote at the annual meeting or any continuation, postponement or adjournment thereof.

By Order of the Board of Directors

Lori L. Roll

Secretary

Concord, California

April     , 2010

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting in person, please vote your proxy promptly so your shares can be represented at the annual meeting. You can vote over the telephone or the internet, or by requesting a printed copy of the proxy materials via mail and completing, signing and returning the proxy card as instructed in the materials. Instructions on how to access the proxy materials over the internet or to request a paper or electronic copy of the full set of proxy materials may be found in the Notice of Internet Availability of Proxy Materials mailed to stockholders on April     , 2010. If you vote over the telephone or the internet, your vote must be received no later than 11:59 p.m. Eastern Time on June 1, 2010. If you vote using a printed proxy card not delivered in person to the annual meeting, you must submit your proxy in accordance with the instructions provided with the materials at least 8 mailing days prior to the meeting. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must bring with you a proxy issued in your name from that record holder that confirms that you are the beneficial owner of those shares or follow the instructions for internet or telephone voting procedures provided by your broker, bank or other nominee.

CERUS CORPORATION

2411 Stanwell Dr.

Concord, CA 94520

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

June 2, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to our stockholders over the internet. Accordingly, we are sending by mail only a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and posting our proxy materials online at www.proxyvote.com. The Notice contains only an overview of the complete proxy materials available. All stockholders are encouraged to access and review all the proxy materials on the website referred to in the Notice or request a paper or electronic copy of the full set of the proxy materials for review prior to voting. Instructions on how to access the proxy materials over the internet or to request a paper or electronic copy of the full set of the proxy materials may be found in the Notice.

We intend to mail the Notice on or about April     , 2010 to all stockholders of record as of April 5, 2010 who are entitled to vote at the annual meeting.

Will I receive any proxy materials by mail other than the Notice?

No, you will not receive any other proxy materials by mail unless you request a paper or electronic copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal or email address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided. You may also request a full set of the proxy materials by sending an email, referencing the control number set forth in the Notice, to sendmaterial@proxyvote.com.

How do I attend the Annual Meeting?

The meeting will be held on June 2, 2010 at 9:00 a.m. local time at our principal executive offices located at 2411 Stanwell Dr., Concord, CA 94520. Directions to the annual meeting may be found at http://www.cerus.com/index.cfm/Contact/Map_&_Directions. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 5, 2010 are entitled to vote at the annual meeting. On this record date, there were 38,938,869 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 5, 2010, your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below, or if you request a printed copy of the proxy materials, we urge you to vote by returning your proxy card to ensure your vote is counted. If you vote using a printed proxy card that is not delivered in person at the annual meeting, you must submit your proxy card at least 8 mailing days before the meeting to ensure your vote is counted. If you submit your proxy telephonically or over the internet, you must vote no later than 11:59 p.m. Eastern Time on June 1, 2010.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 5, 2010, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent and bring this proxy with you to the annual meeting.

What am I voting on?

There are three matters scheduled for a vote at the annual meeting:

•	Election to the Board of the two nominees for directors named herein to hold office until the 2013 Annual Meeting of Stockholders;

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Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 shares to 112,500,000 shares; and

•	Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

What if another matter is properly brought before the annual meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy over the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

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To vote in person, come to the annual meeting and we will give you a ballot when you arrive. For directions to the annual meeting, please visit our website at http://www.cerus.com/index.cfm/Contact/Map_&_Directions.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time, on June 1, 2010 to be counted.

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To vote over the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time, on June 1, 2010 to be counted.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received the Notice containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent and bring this proxy with you to the annual meeting. Follow the instructions from your broker or bank included with the materials from the broker or bank, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 5, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director, “For” the amendment of the Company’s Amended and Restated Certificate of Incorporation and “For” ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010 (as further described in this Proxy Statement). If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals identified on your proxy card) will vote your shares using his or her best judgment. However, if you are a beneficial owner of shares registered in the name of your broker, bank or other agent, and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (see “How are votes counted?” and “What are ‘broker non-votes’?” below).

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions for each Notice that you receive to ensure that all of your shares are voted.

Can I change or revoke my vote after submitting my proxy?

Yes. You can change or revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may change or revoke your proxy in any one of the following ways, regardless of how you previously voted:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520.

•	You may attend the annual meeting and vote in person. However, simply attending the annual meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions to change or revoke your vote provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

Our stockholders may submit proposals on matters appropriate for stockholder action at annual stockholder meetings in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”). For such proposals to be included in our proxy materials relating to our 2011 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by December 23, 2010 to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520. However, if our 2011 Annual Meeting of Stockholders is not held between May 3, 2011 and July 2, 2011, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

Pursuant to our bylaws, if you wish to submit a proposal or nominate a director at our 2011 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520 by no earlier than the close of business on March 4, 2011 and no later than the close of business on April 3, 2011. However, if our 2011 Annual Meeting of Stockholders is not held between May 3, 2011 and July 2, 2011, then you must notify our Corporate Secretary, in writing, no earlier than the close of business on the 90th day prior to the date of the 2011 Annual Meeting of Stockholders and no later than the close of business on the later of (i) the 60th day prior to the date of the 2011 Annual Meeting of Stockholders, or (ii) if we publicly announce the date of the 2011 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2011 Annual Meeting of Stockholders, the 10th day following the day that we first make a public announcement of the date of the 2011 Annual Meeting of Stockholders. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2011 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the annual meeting and, therefore, may not be considered at the annual meeting. In addition, if you do not also comply with the requirements of the 1934 Act, our management will have discretionary authority to vote all shares for which we have proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the annual meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal, other than the proposal to increase the number of authorized shares of Common Stock.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals, and, for the first time, under a new amendment to the rules of the New York Stock Exchange, election of directors, even if uncontested.

How many votes are needed to approve each proposal?

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To be approved, Proposal No. 1, to elect the two nominees for director nominated by the Board, must receive “For” votes from the holders of a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2, to amend the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 shares to 112,500,000 shares, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

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To be approved, Proposal No. 3, the ratification of the selection by the Audit Committee of the Board of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2010, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect. Although stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required, the Board is submitting Proposal No. 3 to the stockholders for ratification as a matter of good corporate practice. See Proposal No. 3 for more information regarding stockholder ratification.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the annual meeting in person or represented by proxy. On the record date, there were 38,938,869 shares outstanding and entitled to vote. Thus, the holders of 19,469,435 shares must be present in person or represented by proxy at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the annual meeting in person or represented by proxy may adjourn the annual meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

This Proposal No. 1 is to elect two nominees for director named herein to the Board. The Board is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board presently has seven (7) members. There are two (2) directors in the class whose term of office expires in 2010. Proxies will not be voted for a greater number of persons than the two nominees named below.

Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2013 annual meeting and until his or her successor is elected and has qualified, or sooner in the event of the director’s death, resignation or removal. It is our policy to invite directors and nominees for director to attend our annual meetings of stockholders. All of our then-current directors attended the 2009 Annual Meeting of Stockholders in person.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by our Nominating and Corporate Governance Committee of the Board. Each nominee for election has agreed to serve if elected. Our management has no reason to believe that either of these nominees will be unable to serve.

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement. The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2013 ANNUAL MEETING

Dr. Laurence M. Corash, 66, one of our co-founders, has served as a member of our Board since December 2002. The Nominating and Corporate Governance Committee concluded that Dr. Corash should continue to serve as a director of the Company due to his extensive knowledge of the Company, having been a director since 2002, which brings historic knowledge and continuity to the Board. The Board also considered his scientific expertise obtained from almost 30 years as an M.D. in the field of hematology, which is relevant to our pathogen inactivation technology for blood products. Dr. Corash has been our Senior Vice President and Chief Medical

Officer since March 2008. Previously, he had been our Vice President, Medical Affairs since July 1996 and Director of Medical Affairs from July 1994. Dr. Corash was a consultant to us from 1991 until 1994, when he joined us as Director, Medical Affairs. Dr. Corash has been a Professor of Laboratory Medicine at the University of California, San Francisco since July 1985 and continues to serve as an Attending Physician at the University of California Medical Center. He was the Chief of the Hematology Laboratory for the Medical Center at the University of California, San Francisco from 1982 to 1997. From February 1990 to July 1994, Dr. Corash was a member of the FDA Advisory Panel for Hematology Devices. Dr. Corash currently serves as the industry representative on the Department of Health and Human Services’ Advisory Committee on Blood Safety and Availability.

Gail Schulze, 58, has served as a member of our Board since 2007. The Nominating and Corporate Governance Committee concluded that Ms. Schulze should continue to serve as a director of the Company in part due to her extensive experience in executive roles in both large and small life sciences organizations at various stages of development. She is currently the chairman and chief executive officer of Zosano Pharma, a private biopharmaceutical company. From May 2006 to March 2007, she was the CEO and a director of YM Biosciences US and president, YM Biosciences, Inc., a global biopharmaceutical organization with three late-stage oncology programs. Prior to joining YM Biosciences in 2006, she was president, CEO and director of Eximias Pharmaceutical Corporation, also a late-stage biopharmaceutical company focused on oncology. From 2001 to 2004, Ms. Schulze was COO and deputy CEO of Aventis Behring LLC, a fully independent biologics subsidiary of Aventis, and from 1997 to 2001, was senior executive vice president and chief commercial officer. From 1995 to 1997, she was corporate vice president of Allegiance Healthcare Corporation, where she led the creation and management of the Cost Management Services group of divisions. From 1979 to 1995, Ms. Schulze held multiple positions within Baxter Healthcare Corporation focused on the global development and commercialization of chronic therapies, most recently as president of the US Managed Care division and president of Renal Division Europe. Ms. Schulze has served on multiple private and public boards. She received a BA with highest honors in psychobiology from the University of California, Santa Cruz, studied neurophysiology at the University of Wisconsin and received her MBA from Stanford Graduate School of Business.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING

Timothy B. Anderson, 63, has served as a member of our Board since 2003. The Nominating and Corporate Governance concluded that Mr. Anderson continues to be a valuable member of the Board in part due to his extensive knowledge of the Company, having been a director since 2003, which brings historic knowledge and continuity to the Board. The Board also considered his operational and global industry experience obtained from his many years as an executive with Baxter International. Mr. Anderson was Senior Vice President of Strategy and Business Development of Baxter International, Inc., a pharmaceutical company, from 1999 until 2002, and held various management positions at Baxter International from 1992 until 1999, including President, Biotech Group from 1992 until 1997, Group Vice President from 1993 until 1997 and Chairman, Baxter Europe from 1997 until 1999. Mr. Anderson is currently a director of PuriCore Plc, a publicly held English company.

Bruce C. Cozadd, 46, has served as a member of our Board since November 2001. The Nominating and Corporate Governance concluded that Mr. Cozadd continues to be a valuable member of the Board in part due to his extensive financial management expertise as the former Chief Financial Officer of ALZA Corporation and his industry expertise as the Chairman and Chief Executive Officer of Jazz Pharmaceuticals, Inc. This expertise has also led the Board to determine that he is an “audit committee financial expert” as defined the by the SEC. The Board also believes that because Mr. Cozadd has been a director since 2001, he brings historic knowledge and continuity to the Board. Mr. Cozadd serves as Chairman and Chief Executive Officer of Jazz Pharmaceuticals,

Inc., a pharmaceutical company that he co-founded in 2003. From 2003 until April 2009, he served as Executive Chairman of Jazz Pharmaceuticals. From 1991 until 2001, he held various positions with ALZA Corporation, a pharmaceutical company now owned by Johnson & Johnson, most recently as its Executive Vice President and Chief Operating Officer, with responsibility for research and development, manufacturing and sales and marketing and prior to that as Chief Financial Officer and Vice President, Corporate Planning and Analysis. Previously, Mr. Cozadd was a member of the health care investment banking team at Smith Barney, Harris Upham & Co. He serves on the boards of Threshold Pharmaceuticals, a biotechnology company, and The Nueva School and Stanford Hospital and Clinics, both non-profit organizations. He received a B.S. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Claes Glassell, 59, has served as our President and Chief Executive Officer and a member of our Board since May 2004. The Nominating and Corporate Governance concluded that Mr. Glassell continues to be a valuable member of the Board in part due to his extensive knowledge of the day-to-day operations of the Company obtained as a result of his role as President and Chief Executive Officer, as well as his extensive previous managerial experience with pharmaceutical organizations. Mr. Glassell was President, Chief Operating Officer and a director of Cambrex Corporation from July 2001 until January 2003, and held management positions at Cambrex Corporation from 1994 until 2001, including Executive Vice President and Chief Operating Officer from 2000 until 2001, and Vice President and Managing Director of Cambrex Limited from 1994 until 2000. Previously, Mr. Glassell was President and Chief Executive Officer of the Pharma Chemistry Business Area of Akzo Nobel and held various international management assignments with Berol in the United States, United Kingdom and Sweden. Mr. Glassell served on the Board of the Swedish Chemical Industry Association from 1993 until 1996 and also was a member of the Responsible Care Committee for the Swedish Chemical Industry Association. Mr. Glassell serves on the board of directors of CMC Biopharmaceuticals A/S, a contract manufacturing organization.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2012 ANNUAL MEETING

B.J. Cassin, 76, has served as Chairman of the Board since December 1992. The Nominating and Corporate Governance concluded that Mr. Cassin continues to be a valuable member of the Board in part due to his extensive knowledge of the Company, having been a director since 1992, which brings historic knowledge and continuity to the Board. Mr. Cassin has been a private venture capitalist since 1979. Previously, Mr. Cassin co-founded Xidex Corporation, a manufacturer of data storage media, in 1969. Mr. Cassin is currently a director of a number of private companies.

William R. Rohn, 66, has served as a member of our Board since March 2002. The Nominating and Corporate Governance concluded that Mr. Rohn continues to be a valuable member of the Board in part due to his extensive management expertise as the former Chief Operating Officer of Biogen Idec. The Board also believes that because Mr. Rohn has been a director since 2002, he brings historic knowledge and continuity to the Board. Mr. Rohn served as Chief Operating Officer of Biogen Idec, the successor company to IDEC Pharmaceuticals, a biotechnology company, from 2003 until 2005. From 1998 until 2003, Mr. Rohn was President and Chief Operating Officer of IDEC Pharmaceuticals, a biotechnology company. Mr. Rohn joined IDEC in 1993 as Senior Vice President, Commercial and Corporate Development and was appointed Senior Vice President, Commercial Operations in 1996. From 1984 until 1993, Mr. Rohn was employed by Adria Laboratories, a pharmaceutical company, most recently as Senior Vice President of Sales and Marketing. Mr. Rohn serves on the boards of directors of Cebix, Inc., a privately-held biotechnology company, Elan Plc, a pharmaceutical company and Intellikine, Inc., a privately-held biotechnology company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following five (5) directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Cassin, Cozadd, Anderson, Rohn and Ms. Schulze. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship. Mr. Glassell, our President and Chief Executive Officer, and Dr. Corash, our Senior Vice President and Chief Medical Officer, are not independent directors by virtue of their employment with us.

BOARD LEADERSHIP STRUCTURES

The Board of Directors of the Company has an independent chair, Mr. Cassin, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our management team is responsible for identifying and reviewing risks facing our company, including, without limitation, strategic, operational, financial and regulatory risks and meets on a weekly basis as part of such responsibility to review and discuss our risk exposure on a day-to-day basis. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with securities and financial regulations, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. To the extent any risks identified by each standing committee of the Board are material to our strategic, operational, financial or regulatory matters or otherwise merit discussion by the whole Board, the respective committee chairman will raise risks at the next scheduled meeting of the Board. Typically, the Audit Committee of the Board meets at least quarterly to review our major financial risk exposures in connection with various matters, including the filing of our quarterly reports with the SEC. The other committees of the Board meet at least annually to review and discuss each committees’ respective areas of oversight and related risk exposures in such areas. The Board and its committees periodically receive risk management updates through business reports from management provided at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize our risk exposure.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met sixteen times during 2009. Each Board member attended 75% or more of the aggregate number of the meetings held by the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, in 2009, our independent directors met 6 times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2009 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
B. J. Cassin			X	*	X	*
Timothy B. Anderson	X				X
Laurence M. Corash
Bruce C. Cozadd	X	*	X		X
Claes Glassell
William R. Rohn	X				X
Gail Schulze			X		X
Total meetings in fiscal 2009	4		6		1

*	Committee Chairperson

Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the 1934 Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; reviews the relationships between the Company and any prospective independent registered public accounting firm that may bear on independence and discusses those relationships with the prospective independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our annual report on Form 10-K; discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements; annually discusses with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; reviews the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and rules, as well as to our code of ethics, including review and approval of related-party transactions as required by Nasdaq and reviews and discusses with management and the independent registered public accounting firm our disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in periodic reports filed with the SEC. The Audit Committee also performs those specific functions as set forth above under the heading “Role of the Board in Risk Oversight.” The Audit Committee comprises three (3) directors: Messrs. Anderson, Cozadd (Chairman) and Rohn, all of whom were on the Audit Committee for all of 2009. The Audit Committee met four (4) times during the 2009 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.cerus.com under the section entitled “investors” at “Corporate Governance.”

The Board reviews the Nasdaq listing standards and applicable definitions of “independence” for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq listing standards and Rule 10A-3(b)(1) of the 1934 Act). The Board has also determined that Mr. Cozadd qualifies as an “audit committee financial expert,” as defined in applicable rules and regulations promulgated by the SEC and satisfies the financial sophistication requirements of the Nasdaq listing standards. The Board made a qualitative assessment of Mr. Cozadd’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include various management positions at ALZA Corporation and Jazz Pharmaceuticals, Inc., pursuant to which Mr. Cozadd has experience supervising the preparation of financial reports. For further information on Mr. Cozadd’s experience, please see his biography under “Proposal No. 1—Election of Directors.”

Report of the Audit Committee of the Board of Directors(1)

The Company’s management has primary responsibility for preparing the Company’s financial statements and establishing the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with United States generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards, or SAS, No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) and SAS No. 114, The Auditor’s Communications with Those Charged with Governance under the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the PCAOB regarding independent accountants’ communications with the Audit Committee

(1)	The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Cerus Corporation under the Securities Act of 1933, as amended, (the “1933 Act”) or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Audit Committee:

Mr. Bruce C. Cozadd

Mr. Timothy B. Anderson

Mr. William R. Rohn

Compensation Committee

The Compensation Committee of the Board comprises three (3) directors: Mr. Cassin (chairman), Mr. Cozadd and Ms. Schulze all of whom were on the Compensation Committee for all of 2009. All members of our Compensation Committee are independent (as “independence” is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Compensation Committee met six (6) times during the 2009 fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “investors” at “Corporate Governance.”

The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs including: establishment of corporate objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these stated objectives; review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our chief executive officer and the other executive officers; and administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs. The Compensation Committee also performs those specific functions as set forth above under the heading “Role of The Board in Risk Oversight.”

Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board, to grant stock awards under our equity incentive plans to persons who are not (i) “Covered Employees” as defined under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”); (ii) individuals with respect to whom we wish to comply with Section 162(m) or (iii) then subject to Section 16 of the 1934 Act.

Process of Setting and Approving Executive Compensation

Typically, the Compensation Committee meets at least four times per year, with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our chief executive officer and our vice president, administration. The Compensation Committee also meets regularly in executive session. From time to time, various members of our management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as the authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and to access other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, executive officer and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels. In determining 2009 compensation for our executive officers, the Compensation Committee used a combination of financial reports and projections, the Radford Biotechnology Survey (the “Radford Survey”), which is published annually by Radford Surveys + Consulting, a global life sciences and technology industry compensation consulting firm and contains market data regarding similarly situated executive officers for life sciences companies with an employee population of between 50 and 149 employees, a report by Compensia, Inc. (“Compensia”), a human resources consulting firm, tally sheets and a review of historical and current compensation levels for our executive officers. In determining 2010 compensation for our executive officers, the Compensation Committee considered the 2008 Compensia report data, follow-up anecdotal data from Compensia and the Radford Survey market data, as well as the current economic conditions.

Shortly after the end of each year, our chief executive officer reviews the performance of each of the other executive officers and shares that review with the applicable executive officer. The performance of all executive officers is evaluated in terms of meeting our corporate objectives. After discussing their annual review with our chief executive officer, certain of our executive officers set personal objectives for the upcoming year based on the input from, and discussion with, our chief executive officer. For all executive officers (other than the chief executive officer), the chief executive officer provides recommendations to the Compensation Committee regarding the allocation of compensation between base salary, short-term performance-based compensation and long-term equity incentive compensation, and the amounts thereof, and assists in the determination of performance target levels as a percentage of salary for the year’s short-term performance-based compensation. The chief executive officer also provides input to the Compensation Committee during the course of the year as to the performance of the executive officers. If the Compensation Committee determines that additional factors should be taken into consideration, the Committee has the ability to exercise its discretion to modify any recommended adjustments or awards. For the chief executive officer, the allocation of base salary, short-term performance-based compensation and long-term equity incentive compensation, and the applicable performance target levels as a percentage of base salary related to the short-term performance-based compensation, are determined by the Compensation Committee. The Compensation Committee ultimately approves the compensation packages for all executive officers, including the chief executive officer. The chief executive officer has no role in setting his compensation and is specifically excluded from any discussions or deliberations related to his compensation package. The chief executive officer’s compensation package is directly tied to Company performance, with some adjustment, if any, based on the Compensation Committee’s assessment of his personal performance for the performance year.

Generally, the Compensation Committee’s process involves two related elements: the determination of compensation levels, including equity awards, and the establishment of performance objectives for the current year. Performance objectives are recommended to, and then approved by, the full Board. Historically, the Compensation Committee has made its most significant adjustments to annual compensation, determined cash and equity awards and established new performance objectives at one or more meetings held during the first and fourth quarters of the year. Generally, adjustments to the base salary of our executive officers is determined by the Compensation Committee in February of each year, with the adjustments becoming effective March 1 st. Annual short-term performance-based awards are generally made in January of the year following the year in which services are performed. In prior years, long-term equity incentive compensation was determined during the last quarter of each year. Beginning in 2010, long-term equity incentive compensation will be determined during the third quarter of each year. The Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Based on its review of the market data set forth in the Radford Survey and, with respect to 2009 compensation, the Compensia report, the Compensation Committee determines on an annual basis for each executive officer, (1) a target total compensation package, (2) the appropriate allocation of the total compensation package between base salary, short-term performance-based compensation and long-term equity incentive compensation, and (3) whether there should be any changes to the compensation packages to better align our executive officers’ interests with those of our stockholders. The elements of an executive officer’s compensation package are determined individually, though the Compensation Committee reviews each package as a whole to ensure that the total compensation package is consistent with our compensation philosophy and objectives.

With respect to director compensation matters, the Compensation Committee determines and sets non-employee director compensation in the manner more fully described under the section of this Proxy Statement entitled “Director Compensation.”

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Messrs. Cassin and Cozadd and Ms. Schulze. No member of the Compensation Committee is or has ever been one of our officers or employees. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee, nor has such a relationship existed in the past.

Indemnification and Limitation of Director and Officer Liability

In July 1996, the Board authorized us to enter into indemnity agreements with each of our directors and executive officers and authorized the amendment and restatement of our indemnification agreement in April 2009. The form of indemnity agreement, as amended, provides that we will indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director or executive officer, to the fullest extent permitted by our bylaws and Delaware law. In addition, our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law, subject to certain limitations, and may also secure insurance, to the fullest extent permitted by Delaware law, on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity.

Our amended and restated certificate of incorporation contains certain provisions relating to the limitation of liability of directors. Our amended and restated certificate of incorporation provides that a director shall not be personally liable to our stockholders or us for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our stockholders or us, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision in the amended and restated certificate of incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company; reviewing, evaluating and considering the recommendation for nomination of incumbent directors; recommending to the Board candidates for election to the Board; considering recommendations for Board nominees and proposals submitted by our stockholders; making recommendations regarding the membership of the committees of the Board; assessing the performance of the Board; overseeing all aspects of our corporate governance functions on behalf of the Board; and making recommendations to the Board regarding corporate governance issues. The Nominating and Corporate Governance Committee also performs those specific functions as set forth above under the heading “Role of the Board in Risk Oversight.” The Nominating and Corporate Governance Committee comprises five (5) directors: Messrs. Cassin (Chairman), Anderson, Cozadd, Rohn and Ms. Schulze, all of whom were on the Nominating and Corporate Governance Committee for all of 2009. All members of the Nominating and Corporate Governance Committee are independent (as “independence” is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met once during 2009. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “investors” at “Corporate Governance.”

The Nominating and Corporate Governance Committee has not determined specific minimum criteria that a Board member must possess, but generally a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee evaluates these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee uses an informal network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. For the directors nominated for re-election for a three-year term expiring at the 2013 annual meeting, the Nominating and Corporate Governance Committee did not pay a fee to any third party to assist in the process of identifying or evaluating director candidates but has in the past, and may again in the future, pay fees to third parties to assist in identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. When considering candidates for membership to the Board that are nominated by stockholders, the Nominating and Corporate Governance Committee employs the same policy that it uses to evaluate candidates recommended by members of the Board. Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information, business qualifications, including a description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our stock to Mr. Cassin, Chairman of the Nominating and Corporate Governance Committee, Cerus Corporation at 2550 Stanwell Drive, Concord, California 94520. Any such submission also must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. All qualified submissions are reviewed by the Nominating and Corporate Governance Committee at the next appropriate meeting. If a stockholder wishes the Nominating and Corporate Governance Committee to consider a director candidate for nomination at our next annual meeting of stockholders, then our bylaws require that written recommendations be received by us no sooner than 90 and no later than 60 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our voting stock.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

To date, we have not adopted a formal process for stockholder communications with the Board. However, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Our stockholders may communicate directly with any of our senior managers, the independent members of the Board or any Chairman of a Board Committee, including the Chairman of the Board, by writing directly to those individuals at Cerus Corporation at 2550 Stanwell Drive, Concord, California 94520. Stockholder communications related to director candidate recommendations should be directed to the Chairman of the Nominating and Corporate

Governance Committee, Mr. Cassin. In addition, if our stockholders or employees have any concerns related to our financial or accounting practices, we encourage communicating those concerns directly to the Chairman of the Audit Committee, Mr. Cozadd.

CODE OF ETHICS

We have adopted the Cerus Corporation Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of our officers, directors and employees. The Ethics Code is available on our website at www.cerus.com on the “Corporate Governance” page of the section entitled “Investors.” If we make any substantive amendments to the Ethics Code or grant any waiver from a provision of the Ethics Code to any executive officer or director, we intend to promptly disclose the nature of the amendment or waiver as required by applicable laws. To satisfy our disclosure requirements, we may post any waivers of or amendments to the Ethics Code on our website in lieu of filing such waivers or amendments on a Form 8-K.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Ethics Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

PROPOSAL NO. 2

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors is requesting stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the Company’s authorized number of shares of common stock from fifty million (50,000,000) shares to one hundred twelve million five hundred thousand (112,500,000) shares.

As background, the Company’s authorized number of shares of Common Stock was established at fifty million (50,000,000) when the Company was incorporated in Delaware in 1996. No increases in the Company’s authorized shares have been made since that date. Currently, all of the originally authorized shares have been issued or reserved for issuance. Over the past three years, the Company has issued or reserved its common stock for several purposes, including the reservation of two million two hundred seventy thousand (2,270,000) shares of common stock for issuance under the Company’s 2008 Equity Incentive Plan and the issuance of common stock and warrants to purchase common stock in our August 2009 registered direct public offering.

It is critical to the Company that this proposal is approved so that the Company has enough shares of common stock available for its business and financial purposes in the future. The additional shares subject to this proposal are intended to satisfy the Company’s needs for available shares for many years into the future.

If this Proposal No. 2 is not approved by our stockholders, the Company’s ability to engage in the following activities in the future, without the expense and possible delay of having to hold a special stockholders meeting, will be severely limited: (i) use equity in lieu of cash as a component of our compensation program, which we believe will impair our ability to both align the interests of our employees, officers and directors with that of our stockholders and to benefit from the retention value equity grants provide, (ii) issue any shares of our common stock to raise financing for the Company should the need develop, (iii) issue equity in connection with attractive strategic relationships, (iv) expand the Company’s business or product lines through the acquisition of other businesses or products, or (v) for other proper corporate purposes that may be identified in the future by the Board of Directors, in each case without the possible expense and delay of a special stockholders’ meeting. If this Proposal No. 2 is approved, the additional shares of common stock may be issued without further stockholder approval and may have a dilutive effect on the percentage voting power for persons who do not purchase additional shares to maintain their pro rata interest in our company.

The requested approval to increase the number of authorized shares of common stock is unrelated to any specific equity financing or other transaction that may take place and is solely to provide the Company with additional flexibility to meet future needs. The Company currently has no plans to undertake an equity financing.

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock or Series B Preferred Stock of the Company, except for effects incidental to increasing the number of shares of the Company’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

In addition to the thirty-eight million six hundred seventy-seven thousand eight hundred sixty-two (38,677,862) shares of common stock outstanding on December 31, 2009, the Board has reserved an aggregate of eight million nine hundred four thousand eight hundred thirteen (8,904,813) shares of Common Stock for issuance upon exercise of options and rights granted under the Company’s stock option and stock purchase plans, up to three hundred thirty-two thousand seven hundred (332,700) shares of Common Stock for conversion of

Series B Preferred Stock held by Fenwal Blood Technologies, Inc., or Fenwal, that was issued in connection with our license of the INTERCEPT Blood System from Fenwal and its affiliates, and two million four hundred thousand (2,400,000) shares of common stock that may be issued upon exercise of warrants to purchase Common Stock currently held by investors of our August 2009 registered direct public offering.

The additional shares of common stock that would become available for issuance if this Proposal No. 2 were adopted could also be used by Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Company. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at Company), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by Company to deter or prevent changes in control of Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. Please see the information under the heading “Information Regarding the Board of Directors and Corporate Governance” in “Proposal No. 1—Election of Directors,” for further information regarding the Board’s governance structure and practices.

The affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve this amendment to the Company’s Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board and the Board have selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and have further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the 2010 Annual Meeting of the Stockholders. Ernst & Young LLP has audited our financial statements since our inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

In connection with the audit of the 2009 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2008 and December 31, 2009 by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended (in thousands)
	2009	2008
Audit Fees	$746	$791
Tax Fees	53	54
All Other Fees	—	2
Total Fees	$799	$847

Audit Fees. Audit fees include fees for services rendered in connection with the annual audit of our financial statements and review of the interim financial statements in quarterly reports. This category also includes fees for audits provided in connection with statutory and regulatory filings and engagements or services that generally only the independent registered public accounting firm reasonably can provide to a client.

Tax Fees. Tax fees include fees for tax compliance, tax planning and tax advice.

All Other Fees. All other fees include fees for annual subscription fees for an accounting and tax research tool and fees for products and services other than as described above.

All fees described above were pre-approved by the Audit Committee.

During the fiscal year ended December 31, 2009, none of the total hours expended on the Company’s audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time permanent employees.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any such pre-approvals are reported at the next scheduled Audit Committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2010 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner(2)	Number of Shares	Percent of Total
Royce & Associates LLC 1414 Avenue of the Americas New York, NY 10019(3)	3,891,200	10%
Claes Glassell(4)	1,042,184	3%
Laurence M. Corash(5)	686,162	2%
William M. Greenman(6)	466,369	1%
B.J. Cassin(7)	881,512	2%
Bruce C. Cozadd(8)	168,760	*
William R. Rohn(9)	165,308	*
Timothy B. Anderson(10)	153,773	*
Gail Schulze(11)	95,294	*
All executive officers and directors as a group (11 persons)(12)	4,160,540	11%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this table and shares of common stock into which preferred stock is currently convertible or convertible within 60 days of the date of this table. Applicable percentages are based on 38,938,869 shares outstanding on March 31, 2010, adjusted as required by rules promulgated by the SEC.
(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o Cerus Corporation, 2411 Stanwell Drive, Concord, California 94520.
(3)	Based upon information contained in Schedule 13G/A, effective as of December 31, 2009, as filed with the SEC on January 22, 2010, Royce & Associates LLC. has sole voting and dispositive power with respect to 3,891,200 shares.
(4)	Includes 865,282 shares underlying stock options which are exercisable within 60 days.
(5)	Includes 438,604 shares underlying stock options which are exercisable within 60 days.
(6)	Includes 375,036 shares underlying stock options which are exercisable within 60 days.
(7)	Includes 487,921 shares held by Brendan Joseph Cassin and Isabel B. Cassin, Trustees of the Cassin Family Trust, 69,841 shares held by Cassin Family Partners, a California Limited Partnership and 85,000 shares held by the Cassin Educational Initiative Foundation. Includes 238,750 shares underlying stock options which are exercisable within 60 days. If exercised in full within 60 days of the date of this table, 53,438 shares would be subject to a right of repurchase in our favor.
(8)	Includes 168,760 shares underlying stock options which are exercisable within 60 days. If exercised in full within 60 days of the date of this table, 38,125 shares would be subject to a right of repurchase in our favor.
(9)	Includes 165,308 shares underlying stock options which are exercisable within 60 days. If exercised in full within 60 days of the date of this table, 38,125 shares would be subject to a right of repurchase in our favor.
(10)	Includes 149,591 shares underlying stock options which are exercisable within 60 days. If exercised in full within 60 days of the date of this table, 38,125 shares would be subject to a right of repurchase in our favor.

(11)	Includes 95,294 shares underlying stock options which are exercisable within 60 days. If exercised in full within 60 days of the date of this table, 46,980 shares would be subject to a right of repurchase in our favor.
(12)	Includes 2,496,625 shares underlying stock options which are exercisable within 60 days. If exercised in full within 60 days of the date of this table, 214,793 shares would be subject to a right of repurchase in our favor.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that two reports, covering two transactions, were filed late by Mr. Glassell, Dr. Corash, Mr. Greenman, Mr. Ervin, Mr. Anderson, Mr. Cassin, Mr. Cozadd and Mr. Rohn and three reports, covering three transactions, were filed late by Mr. Green.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY INCENTIVE PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,544,602	7.32	2,179,213	(1)
Equity compensation plans not approved by security holders	106,660	12.16	74,338
Total	6,651,262	7.38	2,253,551	(1)

(1)	Includes 220,079 shares authorized for future issuance under the 1996 Employee Stock Purchase Plan.

The 1998 Non-Officer Stock Option Plan (the “1998 Plan”) was adopted without the approval of our security holders. The 1998 Plan provides for grants of nonstatutory stock options to our employees and consultants who are not officers or directors. In 2008, we adopted the 2008 Equity Incentive Plan as the successor to and continuation of the 1999 Equity Incentive Plan and the 1998 Plan. All shares of common stock that had been reserved for future issuance under the 1998 Plan have been included under the 2008 Equity Incentive Plan. As of March 31, 2010, options to purchase 107,360 shares were outstanding under the 1998 Plan. The exercise price of options granted under the 1998 Plan may not be less than 85% of the fair market value of our common stock on the date of grant. All options granted under the 1998 Plan have a maximum term of ten years and typically vest over a four-year period. Options may be exercised prior to vesting, subject to repurchase rights in our favor that expire over the vesting period. The 1998 Plan and options thereunder may be amended by the Board at any time or from time to time in accordance with the terms of the 1998 Plan and applicable law.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

Our executive officers and their ages as of April 21, 2010 are as follows:

Name	Age	Position
Claes Glassell(1)	59	President, Chief Executive Officer and Director
William M. Greenman	43	Senior Vice President, Business Development and Marketing and Chief Business Officer
Laurence M. Corash(1)	66	Senior Vice President, Chief Medical Officer and Director
Howard G. Ervin	62	Vice President, Legal Affairs and Chief Legal Officer
Kevin D. Green	38	Vice President, Finance and Chief Accounting Officer
Caspar Hogeboom	51	Managing Director, Cerus Europe

(1)	For biographical information, see “Proposal No. 1—Election of Directors.”

William M. Greenman was named our Senior Vice President, Business Development and Marketing in August 2008 and became our Chief Business Officer on April 1, 2010. From 2006 until August 2008, Mr. Greenman served as our President, Cerus Europe. From 1999 to 2006, Mr. Greenman served as our Vice President, Business Development after returning to the Company from a brief time in the venture capital business. Prior to joining us in 1995 as Director of Business Development, Mr. Greenman worked in various marketing and business development positions in Baxter’s Biotech Division from 1991 to 1995.

Howard G. Ervin was appointed our Vice President, Legal Affairs in June 1999 and became our Vice President, Legal Affairs and Chief Legal Officer in 2000. From 1979 until 1999, Mr. Ervin was a partner of the law firm of Cooley Godward LLP, formerly Cooley Godward Castro Huddleson & Tatum, practicing corporate and intellectual property law, and was an associate of such firm from 1973 until 1979.

Kevin D. Green was appointed our Vice President, Finance and Chief Accounting Officer in March 2009. From January 2006 to March 2009, Mr. Green was our Senior Director of Finance and Controller. From 2000 until 2006, Mr. Green held various financial management positions with Macromedia, Inc., a software company acquired by Adobe Systems in 2005, including Director of Finance and Assistant Controller. Prior to joining Macromedia, Mr. Green was a member of PricewaterhouseCoopers LLP in the Assurance and Business Advisory Services division. Mr. Green is a certified public accountant.

Caspar Hogeboom was appointed Managing Director of Cerus Europe in November, 2008. From March 2006 to November 2008, Mr. Hogeboom served as our Managing Director Europe, INTERCEPT Blood Systems and was responsible for Sales and Marketing at Cerus Europe. Prior to joining the Company in 2006, Mr. Hogeboom worked for Baxter Healthcare in Europe where he held several management, sales and marketing positions from 1992 to 2006. Prior to joining Baxter, Mr. Hogeboom held various sales and marketing positions at Maxxim Medical in the Netherlands.

SUMMARY COMPENSATION TABLE FOR FISCAL 2009

The following table shows for the fiscal years ended December 31, 2008 and 2009, compensation awarded or paid to, or earned by, our named executive officers.

Name and Principal Position	Year	Salary ($)(8)	Stock Awards ($)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Claes Glassell	2009	490,000	—	261,858	102,901	2,322		857,081
President and Chief Executive Officer(5)	2008	486,969	98,999	298,620	—	2,322		886,910

Laurence M. Corash, M.D.	2009	287,500	—	92,763	25,595	6,736		412,594
Senior Vice President and Chief Medical Officer(6)	2008	373,190	38,228	104,517	—	3,564		519,499

William M. Greenman	2009	312,000	—	143,723	32,760	540		489,023
Senior Vice President, Business Development and Marketing	2008	310,000	31,497	119,448	—	65,190	(7)	526,135

(1)	Represents the aggregate grant-date fair value of the performance shares for the applicable fiscal year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), Assumptions used in the calculation of the grant-date fair value are set forth Note 12 “Stock-Based Compensation” in our Form 10-K for the year ended December 31, 2009.
(2)	This compensation cost reflects grants of restricted stock units made pursuant to our Bonus Plan. One–third of such restricted stock units will vest on the first anniversary of the grant date, one-third will vest on the second anniversary of the grant date and one-third will vest on the third anniversary of the grant date.
(3)	These amounts reflect cash payments made in January 2010 for compensation based on performance in fiscal year 2009. No payments were made pursuant to our Bonus Plan with respect to 2008 performance.
(4)	Messrs. Glassell and Greenman and Dr. Corash received other compensation in connection with group-term life insurance premiums that we have paid.
(5)	Mr. Glassell is not compensated for his role as a director. The amount shown reflects salary earned as an employee only.
(6)	Dr. Corash is not compensated for his role as a director. The amount shown reflects salary earned as an employee only.
(7)	Includes other compensation received in connection with group-term life insurance premiums in the amount of $540. Also includes a car allowance in the amount of $11,961, a living allowance in the amount of $42,148, and reimbursement for moving expenses in the amount of $10,541 as described in more detail in the section entitled “Perquisites and Other Personal Benefits.” Mr. Greenman’s car allowance, living allowance and reimbursement for moving expenses were paid in euros in the amounts of €7,804, €27,499 and €6,877, respectively. The amounts set forth herein have been converted to U.S. dollars using the average historical currency exchange rates provided by FXHistory on Oanda.com.
(8)	Effective as of March 1, 2008, the annual base salary rate for Mr. Glassell was raised from $471,818 to $490,000, the annual base salary rate for Mr. Greenman was raised from $300,000 to $312,000 and the annual base salary rate for Dr. Corash was raised from $364,140 to $375,000. The annual base salaries for our named executive officers remained the same for 2009. However, in July 2009, Dr. Corash’s base salary was reduced to $243,740 on an annualized basis. Please see the section entitled “Employment, Severance and Change of Control Agreements” for a brief description of all of the changes to Dr. Corash’s compensation made in July 2009.

ANNUAL BASE SALARY

Each of our executive officers receives a base salary at levels that are reviewed on an annual basis as well as upon a promotion or other change in job responsibility. During its review of base salaries for our executive officers, the Compensation Committee primarily considers:

•	market data provided by compensation consultants, such as Compensia, and/or the Radford Survey;

•	internal review of the executive officer’s compensation, both individually and relative to our other executive officers; and

•	the individual performance and long-term value to us of the executive officer.

The base salary paid to our executive officers and other employees is intended to compensate them for their services rendered throughout the fiscal year and are based on his or her position and responsibility by using market data from the Radford Survey and, with respect to 2009 compensation, the Compensia report. Prior to 2009, base salary ranges were targeted so that they approximated the 75th percentile or higher of the range of market salaries for comparable positions according to the market data in the Radford Survey. Beginning in 2009, the Committee began determining base salary ranges with the goal that, over time, they will approximate the 50th percentile. The Committee made the change from targeting the 75th percentile to targeting the 50th percentile in an effort to respond to industry trends and to avoid contributing to the phenomenon of ever increasing executive compensation year over year.

Based on its evaluation of the Radford Survey market data for 2009 and 2010, the September 2008 Compensia report, and further consultations with Compensia during 2009 and 2010, the Committee, for a second year in a row, did not approve an increase in base salaries for any of our named executive officers.

In July 2009 and March 2010, the Company and Dr. Corash amended the terms of his compensation package. Please see the section entitled “Employment, Severance and Change of Control Agreements” for a brief description of these amendments.

BONUS PLAN FOR SENIOR MANAGEMENT OF CERUS CORPORATION

We provide short-term performance-based incentive compensation to our executive officers under our Bonus Plan for Senior Management of Cerus Corporation, or the Bonus Plan. Under the Bonus Plan in effect for 2009, at the beginning of each year, we established certain measurable corporate goals to be achieved within the applicable year. Corporate goals were submitted to the Compensation Committee in writing by the chief executive officer for approval by the Compensation Committee and the entire Board before the end of the first month of each year. During the first quarter of the following year, the Compensation Committee determined, in its sole discretion, whether and to what extent the corporate goals were met. In determining the percentage level at which the corporate goals were achieved, the Compensation Committee looked at actual performance relative to each goal and exercised its discretion as to any goal that was achieved at a level short of target or was achieved subsequent to the period in which achievement was targeted to be achieved, based on the goal’s strategic importance. The Company must have achieved at least 50% of the approved corporate goals before any bonus payout would be made, unless otherwise approved by the Committee. For each year since 2005, the Compensation Committee had assigned a target bonus percentage of 50% of the annual base salary for each executive officer other than the chief executive officer. The target bonus percentage set by the Compensation Committee for our chief executive officer was 100% for each of 2007, 2008 and 2009. A bonus pool for payouts under the Bonus Plan was calculated by multiplying each executive’s base salary in effect at the end of the fiscal year by the applicable target bonus percentage set by the Committee, which, in turn, was then multiplied by the percentage of the corporate goals that the Committee determined were achieved during the fiscal year. After the bonus pool was determined, the chief executive officer made a recommendation to the Committee regarding the distribution of the bonus pool among the executive officers. Whether the executive officers received a bonus, and the amount of any such bonus, was entirely within the discretion of the chief executive officer and the Committee. Actual bonus payments could have been at percentages greater or less than the percentage of corporate goals achieved or that executive officer’s target bonus percentage, depending on the executive officer’s overall contribution. The bonuses were paid 70% in cash and 30% was awarded in the form of restricted stock units. For grants made under our 1999 Equity Incentive Plan (the “1999 Plan), the number of restricted stock units that were awarded was determined based upon the closing price of our common stock on the date prior to the date the units are granted, which is generally the date on which bonus amounts were determined. For grants made under our 2008 Equity Incentive Plan (the “2008 Plan), the number of restricted stock units that were awarded was determined based upon the closing price of our common stock on the date the units are granted. The restricted stock units vested annually in three equal annual installments beginning on the first anniversary of the date of grant, subject to the employee’s continued service with us. Upon termination of employment, the units cease vesting. The grantee is not permitted to sell, transfer or otherwise dispose of the vested shares subject to the units until such time as the entire grant would have fully vested, if that grantee would have remained in our employment. The terms and conditions of any such grants were governed by the applicable plan documents and restricted stock unit agreement. For bonus payments to executive officers in 2010 for services rendered in 2009, the Compensation Committee, as permitted under the Bonus Plan, used its discretion to fund a bonus pool based on 30% of each individual’s target bonus percentage for 2009 in recognition of the strong performance by the Company’s officers in a challenging year of transition. With respect to Dr. Corash, in accordance with the terms of his amended compensation package entered into in July 2009, 45.5% of his bonus was awarded in cash, 24.5% of his bonus was in the form of a fully-vested stock bonus award and the remaining 30% of his bonus was in the form of restricted stock units. Please see the section entitled “Employment Severance and Change of Control Agreements” for a brief description of all of the changes to Dr. Corash’s compensation made in July 2009.

In March 2010, the Compensation Committee amended the terms of the Bonus Plan for awards with respect to the 2010 plan year and future plan years. At the beginning of each year, starting with the 2010 plan year, the Company will establish measurable commercial goals and strategic goals to be achieved within the plan year. Commercial and strategic goals are submitted to the Compensation Committee in writing by the chief executive officer for approval by the Compensation Committee. Once the Compensation Committee approves the commercial and strategic goals at the beginning of each plan year, the Compensation Committee will assign a percentage value that reflects the significance that the commercial and strategic goals, as a whole, will be accorded in the determination of bonus payouts at the end of the plan year. Moreover, the Compensation Committee will assign a value to each of the commercial goals, relative to the other commercial goals, to determine the total commercial goal component of the Bonus Plan. The Compensation Committee will also establish threshold, target and stretch metrics for each of the commercial goals. At the beginning of each plan year, the Compensation Committee, with input from the chief executive officer (except with respect to his own target bonus percentage), will also determine the target bonus percentages for each executive officer and provide each executive officer with his or her target bonus percentage in writing. For the 2010 plan year, the Compensation Committee has assigned a target bonus percentage of 60% for the chief executive officer and 35% for each executive officer other than the chief executive officer. The Committee’s decision to reduce the target bonus percentages was based on its goal to, over time, have total cash compensation approximate the 50th percentile of comparable life science companies. At the end of each plan year, the Compensation Committee will determine the extent to which the Company has achieved the threshold, target or stretch metric of each commercial goal and the chief executive officer, subject to final approval by the Compensation Committee, will determine the extent to which the Company has achieved the strategic goals. Based on the extent to which the commercial goals and the strategic goals have been achieved, the Compensation Committee will establish a multiple that will then be applied to the Employee Base Pay Component (as defined in the Plan), which takes into account the target bonus percentages set by the Compensation Committee as described above, to determine the size of the bonus pool. Consistent with the terms of the Bonus Plan prior to the March 2010 amendment, the bonus pool will then be allocated to the eligible employees by the chief executive officer and submitted to the Compensation Committee for approval. However, any allocation to the chief executive officer will continue to be determined by the Compensation Committee. Following the amendment to the Bonus Plan in 2010, all bonus payments will be made in cash.

LONG-TERM INCENTIVE COMPENSATION

In addition to salary and short-term incentive compensation, we provide our executive officers with long-term incentives, typically in the form of stock options, under the 1999 Plan and the 2008 Plan, generally with a ten-year term. These stock options typically vest monthly over 48 months and are therefore fully exercisable within four years of the grant date, with the exception of Mr. Hogeboom, whose options vest annually over four years. With the adoption of the 2008 Plan, the exercise price of options granted under this plan is the closing price per share on the date of grant. The exercise price of options granted under the 1999 Equity Incentive Plan was the closing price per share on the date prior to the date of grant. We typically grant options at the commencement of employment and annually thereafter, usually in October. In prior years, the Compensation Committee has made these grants in October so that the Compensation Committee has another opportunity to review the overall compensation package for our executive officers and can, if necessary, make adjustments based on developing market trends and other information. Beginning in 2010, the Compensation Committee will make annual option grants in September. In awarding stock options, the Compensation Committee considers individual performance, overall contribution, executive officer retention, the number of unvested stock options and restricted stock units currently held by the employee and the total number of stock options and stock units available for grant.

CHANGE OF CONTROL AND SEVERANCE PLANS

We have employment agreements with certain of our executive officers that provide for severance benefits in the event of involuntary termination without cause. In addition, effective September 2005 and amended and restated as of December 11, 2008, we adopted a change of control severance benefit plan (the “Severance Plan”) that provides for severance benefits as a result of termination of employment in particular circumstances in connection with a change of control. In adopting the Severance Plan, the Committee sought uniformity of results among the executive officers with respect to severance benefits. At the time the Severance Plan was put in place, each of our executive officers with an individually negotiated agreement providing for severance benefits, which includes Mr. Glassell, was given the option of participating in the Severance Plan or continuing to receive the severance benefits provided for in his agreement. Mr. Greenman and Dr. Corash have each opted to participate in the Severance Plan. Each of these arrangements is described in more detail in the section entitled: “Employment, Severance and Change of Control Agreements” of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR –END

The following table shows for the fiscal year ended December 31, 2009, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Claes Glassell	153,845	—		3.25	4/30/2014	15,147	30,143
	346,155	—		3.25	4/30/2014
	100,000	—		2.89	12/9/2014
	75,000	—		8.86	10/2/2015
	47,500	12,500		5.55	10/1/2016
	25	—		7.46	4/12/2017
	27,083	22,917	(2)	8.73	9/30/2017
	29,166	70,834	(2)	4.19	9/30/2018
	—	200,000	(5)	0.79	1/11/2019
	50	—	(6)	1.06	4/22/2019
	0	100,000	(2)	2.15	9/30/2019

Laurence M. Corash	4,698	—		24.88	1/2/2010	5,902	11,745
	27,802	—		24.88	1/2/2010
	50	—		40.56	3/28/2011
	4,795	—		38.19	3/20/2011
	65,205	—		38.19	3/20/2011
	75	—		45.05	9/26/2011
	1,975	—		50.18	3/19/2012
	45,525	—		50.18	3/19/2012
	11,669	—		21.06	12/19/2012
	11,665	—		6.75	2/28/2013
	11,666	—		7.52	6/30/2013
	35,000	—		4.25	12/8/2013
	125,000	—		2.28	6/28/2014
	100	—		2.51	11/15/2014
	40,000	—		8.86	10/2/2015
	23,750	6,250		5.55	10/1/2016
	16,250	13,750	(2)	8.73	9/30/2017
	10,208	24,792	(2)	4.19	9/30/2018
	—	85,000	(5)	0.79	1/11/2019
	150	—	(7)	2.98	7/26/2019
	—	30,000	(2)	2.15	9/30/2019

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
William M. Greenman	3,343	—		24.88	1/2/2010	4,657	9,267
	21,657	—		24.88	1/2/2010
	3,529	—		38.19	3/20/2011
	16,471	—		38.19	3/20/2011
	2,751	—		50.18	3/19/2012
	24,749	—		50.18	3/19/2012
	5,751	—		21.06	12/19/2012
	5,750	—		6.75	2/28/2013
	5,749	—		7.52	6/30/2013
	17,250	—		4.25	11/13/2013
	50	—		3.52	3/30/2014
	100,000	—		2.28	6/28/2014
	65,000	—		8.86	10/2/2015
	75	—		10.15	1/2/2016
	43,541	11,459		5.55	10/1/2016
	16,250	13,750	(2)	8.73	9/30/2017
	11,666	28,334	(2)	4.19	9/30/2018
	—	150,000	(5)	0.79	1/11/2019
	100	—	(8)	1.06	4/22/2019
	—	40,000	(2)	2.15	9/30/2019

(1)	Except as otherwise noted, options become exercisable ratably every month from the date of grant over four years. The options expire ten (10) years from the date of grant or earlier upon termination of service as an employee, director or consultant. Any unvested portion of any of these options will immediately vest upon a change of control of us.
(2)	(1/8th) of the shares vest six months after the date of grant and 1/48th of the shares vest each month thereafter. The shares are fully vested after four years.
(3)	Restricted stock units were granted to our executive officers on January 10, 2008 and January 5, 2007 pursuant to the Bonus Plan for performance in 2007 and 2006, respectively. One–third of such restricted stock unit vested on the first anniversary of the grant date, one-third will vest on the second anniversary of the grant date and one-third will vest on the third anniversary of the grant date.
(4)	Reflects the closing price per share of our common stock as of December 31, 2009, $1.99, multiplied by the number of units that had not vested as of December 31, 2009.
(5)	Shares vest annually over four years and will be fully vested after four years.
(6)	Shares were fully vested on June 30, 2009.
(7)	Shares were fully vested on September 30, 2009.
(8)	Shares were fully vested on April 23, 2009.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Claes Glassell, our current President and Chief Executive Officer, is a party to an agreement with us, dated as of August 5, 2004 and amended and restated as of December 19, 2008, that provides that in the event Mr. Glassell’s employment with us is terminated for any reason other than for cause, he will continue to receive his base salary and paid COBRA premiums for continuation coverage for 12 months from such termination and vesting of his stock options will be accelerated. In the event of Mr. Glassell’s involuntary termination of employment, or voluntary termination for good reason, within 12 months following a change of control, he will receive a lump sum cash severance payment in an aggregate amount equal to 18 months of his base salary and paid COBRA premiums for continuation coverage for 18 months from the date of such termination and the vesting of his stock options will be accelerated.

On July 30, 2009, the Company entered into an employment letter with Dr. Corash (the “Employment Letter”). Pursuant to the terms of the Employment Letter, Dr. Corash would serve as the Company’s Senior Vice President & Chief Medical and Chief Scientific Officer and was eligible to receive the following compensation, effective as of May 1, 2009 (the “Effective Date”):

•	A semi-monthly base salary of $10,156.25;

•	Continued participation in the Bonus Plan, in the cash and stock allocations set forth in the Employment Letter, and in accordance with the terms, conditions and limitations of the Bonus Plan;

•

Subject to approval of the Board, and so long as Dr. Corash remained an employee of the Company in good standing, an annual stock award at the end of each calendar year (the “Stock Award Benefit”). The number of shares of stock for the Stock Award would be determined pursuant to a formula set forth in the Employment Letter; and

•

The base salary and Stock Award provided in the Employment Letter could not be modified without Dr. Corash’s consent for at least one (1) year from the effective date of the Employment Letter, conditioned on Dr. Corash’s continued at-will employment with the Company.

On March 2, 2010, the Company entered into a new employment letter with Dr. Corash (the “Amended Employment Letter”). Pursuant to the terms of the Amended Employment Letter, Dr. Corash is eligible to receive the following compensation, effective as of March 1, 2010 (the “Effective Date”):

•	A semi-monthly base salary of $15,625.00, for an annual base salary of $375,000.00;

•	Continued participation in the Bonus Plan, subject to the terms, conditions and limitations of the Bonus Plan; and

•	Termination of the Stock Award Benefit.

Our Severance Plan provides for the payment of certain benefits to certain eligible employees, which include the named executive officers that do not have individually negotiated agreements providing severance benefits or change of control benefits, in exchange for an effective release of claims in the event the employee is terminated by the Company without Cause or has a Good Reason Resignation on or within 12 months following a Change of Control (as such terms are defined in the Severance Plan). Laurence M. Corash, our Senior Vice President and Chief Medical Officer, and William M. Greenman, our Senior Vice President, Business Development and Marketing and Chief Business Officer, are participants in the Severance Plan. The severance compensation includes a lump sum cash severance payment equal to 12 months of the participant’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect during the last regularly scheduled payroll period immediately preceding the termination event. Additionally, the Severance Plan provides for paid COBRA premiums for continuation coverage (including coverage for his eligible dependents) for 12 months and accelerated vesting and exercisability of all of his then-outstanding equity awards.

Effective June 1, 2009, we entered into a Severance Benefit Agreement (the “Severance Agreement”) with each of Dr. Corash and Mr. Greenman. Under the terms of each Severance Agreement, in the event an employee’s employment was terminated without cause on or within 6 months of June 1, 2009, the employee would receive severance benefits equal to 3 months of their final base salary and the Company would pay the COBRA premiums necessary to maintain the employee’s level of health insurance coverage in effect as of the termination date for up to 3 months. The Severance Agreements terminated pursuant to their terms on December 1, 2009.

2009 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The following table provides information on severance benefits that would become payable under the existing employment, severance and change in control agreements if the employment of our named executive officers had terminated on December 31, 2009.

Name and Principal Position	Voluntary Termination for Good Reason or Involuntary Termination After a Change of Control						Involuntary Termination Without Cause
	Health Care Benefits ($)		Salary ($)		Equity Acceleration ($)		Health Care Benefits ($)		Salary ($)		Equity Acceleration ($)
Claes Glassell	22,719	(1)	735,000	(2)	240,000	(3)	15,146	(4)	490,000	(5)	240,000	(3)
President and Chief Executive Officer

Laurence M. Corash	7,577	(4)	375,000	(5)	102,000	(3)	—		—		—
Senior Vice President and Chief Medical Officer

William M. Greenman	7,577	(4)	312,000	(5)	180,000	(3)	—		—		—
Senior Vice President, Business Development and Marketing

(1)	Represents the aggregate amount of our share of the cost of 18 months of COBRA premiums. The executive officer remains responsible for paying the employee share of such COBRA coverage.
(2)	Represents 18 months of the executive’s base salary as of December 31, 2009 payable in a lump sum amount following an involuntary termination of employment or voluntary termination for good reason within 12 months following a change of control.
(3)	Represents the excess of fair market value of those unvested shares subject to outstanding options with accelerated vesting that were exercisable on December 31, 2009 and were in the money, calculated based on the closing price of $1.99 of our Common Stock on December 31, 2009, the last trading day of fiscal 2009, over the aggregate exercise price of such options.
(4)	Represents the aggregate amount of our share of the cost of 12 months of COBRA premiums. The executive officer remains responsible for paying the employee share of such COBRA coverage.
(5)	Represents the aggregate amount of the executive’s base salary as of December 31, 2009 payable over the 12 month period following an involuntary termination of the executive’s employment by us other than for cause or a good reason resignation.

DIRECTOR COMPENSATION

The Compensation Committee reviews director compensation on a periodic basis. In July 2008, the Compensation Committee engaged Compensia to review our board of directors’ compensation. The scope of the services provided by Compensia included:

•	Develop a peer group consisting of comparable companies for benchmarking purposes.

•	Confirm current program.

•	Conduct a board of director total compensation assessment including:

•	Summarize current/emerging trends in board compensation.

•	Review board compensation elements including:

•	Retainers (board, committee chair/member level).

•	Meeting fees (board and committee chair/member level).

•	Equity awards (form of award and amount).

•	Total non-employee director cost.

•	Prepare and review with the Compensation Committee a written report summarizing the analyses, findings and recommendations.

For the year ended December 31, 2009, each director, other than the Chairman of the Board, who served on the Board for the entire year and who was not also one of our officers or employees was compensated for his services as a director at the rate of $20,000 per year. The Chairman of the Board received an annual retainer of $42,500 per year. In addition to the annual retainer, the chairs of the Audit Committee and Compensation Committee received an additional annual retainer of $26,000 and $10,000, respectively. Each other member of the Audit Committee and Compensation Committee who is not one of our employees received an annual retainer of $13,000 and $8,000, respectively. All directors, including those who are our officers or employees, were reimbursed for expenses incurred in connection with attending Board or committee meetings.

In October 2008, Compensia presented a Board of Directors Compensation Review to the Compensation Committee, which concluded that, on a per director basis, the average annual total direct compensation (cash plus annual equity) paid to our independent directors approximates the market median, with the cash/equity mix more heavily weighted towards equity compared to our peer group and broader industry practices. As a result of Compensia’s review, the Board approved, as of October 28, 2008, the Non-Employee Director Compensation Policy (the “Policy”). The Policy increased the annual cash retainer for the Chairman of the Board from $32,500 to $42,500 and provided that each member of the Nominating and Corporate Governance Committee receive an additional annual retainer of $6,000. In addition to this annual retainer, until July 2009, each director who is not also one of our officers or employees, other than the Chairman of the Board, received $2,000 for each regular Board meeting they attended and $1,000 for each special telephonic Board meeting they attended. The Chairman of the Board received $2,500 and $1,250 for each regular Board meeting and special telephonic Board meeting he attended, respectively. Our practice of compensating non-employee directors and the Chairman of the Board for meeting attendance was terminated in July 2009. All other elements of director compensation remained unchanged and are described below.

In addition to cash compensation, each of our non-employee directors receives an annual stock option grant at the beginning of each year under the terms of the Policy and pursuant to the terms of the 2008 Plan. Pursuant to the Policy, each of our non-employee directors receives a non-qualified stock option grant covering 25,000 shares of our common stock upon his or her initial election to the Board, and a non-qualified stock option grant covering 15,000 shares, or 22,500 shares in the case of the Chairman of the Board, of our common stock each calendar year thereafter on the first trading day of the year. The number of shares subject to the director’s first annual award is pro-rated based on the number of days he or she served in his or her first year of service. The initial stock option grant vests over four years, and the annual stock option grant vests over 12 months, in each case subject to continued service. In the event of certain corporate transactions such as a merger in which Cerus is not the surviving company or in a sale of all or substantially all of our assets, the directors’ awards will become fully vested. Stock options granted to our directors have an exercise price equal to the fair market value of our common stock on the date of grant and a term of ten years.

On January 2, 2009, for year ended December 31, 2009, Mr. Cassin, Mr. Anderson, Mr. Cozadd, Mr. Rohn and Ms. Schulze received a non-qualified stock option under the 2008 Plan for the purchase of 22,500, 15,000, 15,000, 15,000 and 15,000 shares, respectively, of our common stock at an exercise price of $0.82 per share. On January 12, 2009, each of our non-employee directors also received a retention stock option grant. Mr. Anderson, Mr. Cozadd, Mr. Rohn and Ms. Schulze each received a non-qualified stock option for the purchase of 37,500 shares of our common stock and, as Chairman of the Board, Mr. Cassin received a non-qualified stock option for the purchase of 51,250 shares of our common stock at an exercise price of $0.79 per share. These retention stock option grants vest on an annual basis, similar to the retention grants made to our employees. In determining the amount of shares subject to each retention stock option grant, one of the factors that the Committee considered included the fact that the exercise price for all options held by our non-employee directors was higher than the current market value of the Company’s common stock.

The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL 2009

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($)(1)(2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	All Other Compensation ($) (g)	Total ($) (h)
B.J. Cassin	85,000	40,041	—	—	125,041
Timothy Anderson	57,500	28,483	—	—	85,983
Bruce C. Cozadd	75,000	28,483	—	—	103,483
William R. Rohn	57,500	28,483	—	—	85,983
Gail Schulze	48,000	28,483	—	—	76,483

(1)	Represents the grant-date fair value of each reported equity award, calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. For additional information on the valuation assumptions with respect to these grants, refer to Note 12 “Stock-Based Compensation” in our Form 10-K for the year ended December, 31, 2009.
(2)	Initial option grants and the retention grants made on January 12, 2009 to our non-employee directors become vested and exercisable on an annual basis over 4 years, subject to continued service. Annual option grants to our non-employee directors become vested and exercisable in twelve (12) equal monthly installments. The vesting of each installment occurs on the last day of each month beginning with the month in which the option was granted, so long as the director’s service is not interrupted during the period preceding each vesting date.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have not yet adopted a written related-person transactions policy. However, our Audit Committee has been delegated the authority to review management’s efforts to monitor compliance with our programs and policies that are generally designed to ensure compliance with applicable laws and rules, including our code of ethics, and approve related-party transactions as required by Nasdaq. During the upcoming year, the Audit Committee will give full consideration to the adoption of a formal policy regarding related-person transactions and, if adopted, promptly post it on our website.

CERTAIN RELATED-PERSON TRANSACTIONS

Since January 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at the end of 2008 and 2009 and in which any current director, executive officer or holder of more than 5% of our common stock had or will have a direct or indirect interest other than compensation arrangements described under the caption “Executive Compensation” and the transactions described below.

Indemnification and Limitation of Director and Officer Liability

In July 1996, the Board authorized us to enter into indemnity agreements with each of our directors, executive officers and controller. The form of indemnity agreement provides that we will indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director, executive officer or controller, to the fullest extent permitted by our bylaws and Delaware law. In addition, our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law, subject to certain limitations, and may also secure insurance, to the fullest extent permitted by Delaware law, on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity. On April 24, 2009, the Board approved a new standard form of indemnity agreement and authorized the Company to enter into the new indemnity agreement with each of the Company’s directors, officers, employees and other agents. The new form of indemnity agreement continues to provide that the Company will indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director, officer, employee or other agent, to the fullest extent permitted by our bylaws and Delaware law.

Our amended and restated certificate of incorporation contains certain provisions relating to the limitation of liability of directors. Our amended and restated certificate of incorporation provides that a director shall not be personally liable to our stockholders or us for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our stockholders or us, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision in the amended and restated certificate of incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Executive Employment Agreements and Severance Plan

We have entered into employment agreements with certain of our executive officers and maintain the Severance Plan for certain of our other executive officers, each of which, among other things, provide for certain severance and change of control benefits to our respective executive officers as more fully discussed in the section entitled “Employment, Severance and Change of Control Agreements.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cerus Corporation stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Direct your written request to: Corporate Secretary, Cerus Corporation, 2550 Stanwell Drive, Concord, CA 94520 or contact Corporate Secretary, Cerus Corporation at (925) 288-6000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Lori L. Roll

Secretary

April     , 2010

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Corporate Secretary, Cerus Corporation, 2550 Stanwell Drive, Concord, CA 94520.

CERUS CORPORATION

ATTN: LORI ROLL

2411 STANWELL DRIVE

CONCORD, CA 94520

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 1, 2010. Have your proxy card and the control number in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 1, 2010. Have your proxy card and the control number in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23802-P93457

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CERUS CORPORATION

The Board of Directors recommends you vote “FOR” Proposals 1, 2 and 3.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal 1: Directors

1. To elect the following two nominees for director to the Board of Directors of the Company to hold office until the 2013 Annual Meeting of Stockholders

Nominees:

01) Dr. Laurence M. Corash

02) Gail Schulze

For Against Abstain

Vote on Proposal 2: Amendment to the Company’s Amended and Restated Certificate of Incorporation

2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 112,500,000.

Vote on Proposal 3: Independent Registered Public Accounting Firm

3. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted “For” Proposals 1, 2 and 3. If any other matters are properly brought before the meeting, the persons named on this proxy will vote on those matters in accordance with their best judgment.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, Please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our Annual Report which includes the Annual Report on Form 10-K are available at www.proxyvote.com.

M23803-P93457

CERUS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2010 ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON JUNE 2, 2010.

The undersigned hereby appoints HOWARD G. ERVIN and LORI L. ROLL, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cerus Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Cerus Corporation to be held at the Company’s administrative offices, located at 2411 Stanwell Drive, Concord, California 94520, on Wednesday, June 2, 2010 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.